Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-48108, 33-74692, 333-21109, 333-53623, 333-90306, 333-90308, 333-125182, 333-152298, 333-175122, 333-209305, 333-212574 and 333-219335 on Form S-8 of our reports dated March 30, 2018, relating to the consolidated financial statements of Tailored Brands, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tailored Brands, Inc. for the year ended February 3, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 30, 2018